Exhibit (k)(30)

RIGHTS OFFERING MARKETING SUPPORT AGREEMENT

This Rights Offering Marketing Support Agreement (“Agreement”) is made between NexPoint Credit Strategies Fund (the “Fund”) and Highland Capital Funds Distributor, Inc. (“HCFD”), and is effective as of the date accepted and agreed to by HCFD below.

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended (“1940 Act”), and has filed a registration statement on Form N-2 with respect to its planned issuance of non-transferable rights (“Rights”) to its common shareholders, which rights will entitle the holders thereof to subscribe for the Trust’s common shares of beneficial interest (the “Shares”) of the Fund; and

WHEREAS, the Fund wishes to retain HCFD to provide or procure services in connection with the exercise of the Rights; and

WHEREAS, HCFD is willing to provide or procure services for the Fund in connection with the exercise of the Rights;

NOW, THEREFORE, in consideration of the mutual promises and undertakings herein contained, the parties agree as follows:

1.	Compliance —All activities by HCFD and its agents and employees undertaken hereunder in connection with the Rights shall comply with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted by the U.S. Securities and Exchange Commission (“SEC”) or any self-regulatory organization.

2.	Documents — The Fund has furnished or shall furnish, upon request, HCFD with copies of the Fund’s Agreement and Declaration of Trust, advisory agreement, custodian agreement, transfer agency agreement, administration agreement, current prospectus with respect to the Rights, other material agreements with service providers, statement of additional information, and all forms relating to any service offered by the Fund. The Fund shall furnish, within a reasonable time period, to HCFD a copy of any amendment or supplement to any of the aforementioned documents. Upon request, the Fund shall furnish promptly to HCFD any additional documents necessary or advisable to perform its functions hereunder. As used in this Agreement the terms “registration statements,” “prospectuses” and “statements of additional information” shall mean any registration statement, prospectus and statement of additional information filed by the Fund with the SEC and any amendments and supplements thereto that are filed with the SEC.

3.

Exercise of Rights —HCFD shall take such actions on behalf of the Fund to facilitate the exercise of the Rights as HCFD may deem necessary or appropriate, subject to the registration requirements of the Securities Act of 1933, as amended (“1933 Act”), the 1940 Act and of the laws governing the sale of securities in the various states (“Blue Sky Laws”), under the terms and conditions set forth in this Agreement. HCFD agrees to comply with all applicable federal and state laws, including the NASD Conduct Rules (or comparable Financial Industry Regulatory Authority, Inc. (“FINRA”) Conduct Rules, if

such NASD Conduct Rules are subsequently renamed, repealed, rescinded, or otherwise replaced by FINRA Conduct Rules), in performing its obligations under this Agreement. HCFD In taking any action on behalf of the Fund hereunder, HCFD shall reasonably cooperate with the Chief Compliance Officer of the Fund with respect to requests for information and other assistance regarding the obligations of the Fund in respect of Rule 38a-1 under the 1940 Act.

4.	Non-exclusivity. HCFD may enter into similar arrangements with other issuers and, except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the right of HCFD, or any affiliate of HCFD, or any employee of HCFD, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, firm, individual or association.

5.	[RESERVED]

6.	Fees and Expenses

(a)	HCFD Expenses — HCFD shall pay all expenses incurred in connection with its qualification as a dealer or broker under Federal or state law. Unless otherwise agreed to by the parties hereto in writing, HCFD shall not be responsible for fees and expenses in connection with: (a) filing of any registration statement, printing and distributing any prospectus and/or statement of additional information under the 1933 Act and/or the 1940 Act and amendments prepared for use in connection with the offering of Rights for sale to the public sent to existing shareholders; (b) preparing, setting in type, printing and mailing the prospectuses, statements of additional information and any supplements thereto sent to existing shareholders; (c) preparing, setting in type, printing and mailing any report (including annual and semi-annual reports) or other communications to shareholders of the Fund; and (d) the registration and qualification of Rights or Shares for sale in the various states in which the officers of the Fund shall determine it advisable to qualify such Rights for sale (including registering a Fund as a broker or dealer or any officer of the Fund as agent or salesman in any state).

(b)

Fund Expenses — The Fund shall pay or cause to be paid all expenses incurred in connection with: (i) the preparation, printing and distribution to shareholders of the prospectuses and reports and other communications to existing shareholders; (ii) future registrations of shares under the 1933 Act and the 1940 Act; (iii) amendments of the registration statements subsequent to the initial public offering of shares; (iv) qualifications of shares for sale in jurisdictions designated by HCFD, including under the securities or so-called “Blue Sky” laws of any State; (v) qualifications of the Fund as a dealer or broker under the laws of any jurisdictions designated by HCFD; (vi) qualification of the Fund as a foreign corporation authorized to do business in any jurisdiction if HCFD determines that such qualification is necessary or desirable for the purpose of facilitating sales of shares; (vii) maintaining facilities for the issue and transfer of shares; and

(viii) supplying information, prices and other data to be furnished by the Fund under this Agreement. The Fund may enter into arrangements with affiliates of the Fund, or other parties, providing for the payment by such affiliates, or other parties, of some or all of these expenses. The Fund shall pay any original issue taxes or transfer taxes applicable to the sale or delivery of shares or certificates therefor.

(c)	Fees — Other than reimbursement of expenses as may be set forth in this Agreement, shall receive no compensation for its services.

7.	[RESERVED]

8.	Suspension of Sales — The Fund reserves the right to suspend the offering of the Rights HCFD if, in the judgment of the Fund, it is in the best interests of the Fund to do so. Suspension will continue for such period as may be determined by the Fund.

9.	[RESERVED]

10.	Provision of Information Relating to Exercise of Rights —HCFD agrees to use its best efforts to respond to inquiries from and to provide information to shareholders of the Fund regarding the Rights offering and the exercise of the Rights and will undertake such activities as it believes are reasonable in connection with such Rights offering. HCFD shall review and file any materials with the SEC and/or FINRA to the extent required by the Securities Exchange Act of 1934, as amended (“Exchange Act”), and the 1940 Act and the rules and regulations thereunder, and by the rules of FINRA. This shall not prevent HCFD from entering into like arrangements with other issuers.

11.	Independent Contractor — HCFD shall be an independent contractor and neither HCFD nor any of its officers or employees as such, is or shall be an employee of the Fund. HCFD is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. HCFD assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

12.	Oversight and Supervision of Other Parties — HCFD may delegate to other parties (“Other Parties”) certain of its functions hereunder; however, HCFD retains responsibility and liability for such functions notwithstanding any delegation. Such arrangements shall be agreed to and evidenced in writing by HCFD and the respective Other Party. For the term of this Agreement, HCFD shall adequately oversee and supervise the performance of the services provided by such Other Parties that are carried out in connection with the promotion and distribution of the Rights.

13.

Authorized Representations — HCFD is not authorized by the Fund to give any information or to make any representations other than those contained in the registration statements, prospectuses and statements of additional information, or contained in shareholder reports or other material that may be prepared by or on behalf of the Fund for HCFD’s use. Consistent with the foregoing, HCFD may prepare and distribute or supervise the preparation and distribution of sales literature or other material as it may deem appropriate in consultation with the Fund, provided such sales literature complies with applicable law and regulations. The Fund shall advise HCFD promptly of: (a) any action of the SEC or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the Fund or the shares thereof, or rights to offer such shares for sale; and (b) the happening of any event which makes untrue any statement or which requires the making of any change in the registration statement or prospectus in order to make the statements therein not misleading.

14.	[RESERVED]

15.	Registration of Rights — The Fund agrees that it will take all action necessary to register the Rights under the 1933 Act. The Fund shall make available to HCFD, at HCFD’s expense, such number of copies of its prospectuses and statements of additional information as HCFD may reasonably request. The Fund shall furnish to HCFD copies of all information, financial statements and other papers, which HCFD may reasonably request for use in connection with its services.

16.	Use of HCFD’s Name — The Fund shall not use the name of HCFD, or any of its affiliates, in any prospectus or statement of additional information, sales literature, and other material relating to the Fund in any manner without the prior written consent of HCFD (which shall not be unreasonably withheld); provided, however, that HCFD hereby approves all lawful uses of the names of HCFD and its affiliates in the prospectus and statement of additional information of the Fund and in all other materials which merely refer to accurate terms to their appointment hereunder, or which are required by the SEC, FINRA or any state securities authority without the prior written consent of HCFD.

17.	Use of the Fund’s Name —The Fund hereby approves all lawful uses of its name in any required regulatory filings of HCFD which merely refer in accurate terms to the appointment of HCFD hereunder, or which are required by the SEC, FINRA or any state securities authority without the prior written consent of the Fund.

18.	Insurance — HCFD agrees to maintain fidelity bond and liability insurance coverage which is, in scope and amount, consistent with coverage customary for its activities relating to the Fund. HCFD shall notify the Fund upon receipt of any notice of material, adverse change in the terms or provisions of its insurance coverage. Such notification shall include the date of change and the reason or reasons therefor. HCFD shall notify the Fund of any material claims against it, whether or not covered by insurance, and shall notify the Fund from time to time as may be appropriate of the total outstanding claims made by it under its insurance coverage.

19.

Indemnification — The Fund agrees to indemnify and hold harmless HCFD and each of its directors and officers and each person, if any, who controls HCFD within the meaning of Section 15 of the 1933 Act, against any loss, liability, claim, damages or expenses (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith)

arising by reason of any person acquiring any Shares, based upon the grounds that a registration statement, prospectus, statement of additional information, shareholder reports or other information filed or made public the Fund (as from time to time amended) included an alleged untrue statement of a material fact or alleged omission of a material fact required to be stated or necessary in order to make the statements not misleading under the 1933 Act, the 1940 Act, or any other statute or the common law. However, the Fund does not agree to indemnify HCFD or hold it harmless to the extent that the statement or omission was made in reliance upon, and in conformity with, information furnished to the Fund by or on behalf of HCFD. In no case: (i) is the indemnity of a Fund in favor of HCFD or any person indemnified to be deemed to protect HCFD or any person against any liability to the Fund or its security holders to which HCFD or such person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement; or (ii) is a Fund to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against HCFD or any person indemnified unless HCFD or person, as the case may be, shall have notified the particular Fund in writing of the claim promptly after the summons or other first written notification giving information of the nature of the claims shall have been served upon HCFD or any such person (or after HCFD or such person shall have received notice of service on any designated agent). However, failure to notify a Fund of any claim shall not relieve the Fund from any liability which it may have to any person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Fund shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any litigation or proceeding brought to enforce any claims, and if the Fund elects to assume the defense, the defense shall be conducted by counsel chosen by the Fund. In the event the Fund elects to assume the defense of any litigation or proceeding and retain counsel, HCFD, officers or directors or controlling person(s), and any other defendant(s) in the litigation or proceeding, shall bear the fees and expenses of any additional counsel retained by them. If the Fund does not elect to assume the defense of any litigation or proceeding, it will reimburse HCFD, officers or directors or controlling person(s), or any other defendant(s) in the suit covered by the indemnification set forth in this Agreement for the reasonable fees and expenses of any counsel retained by them. The Fund agrees to notify HCFD promptly of the commencement of any litigation or proceeding against it or any of its officers, directors or controlling person(s) in connection with the issuance or sale of any of the Rights.

HCFD also covenants and agrees that it will indemnify and hold harmless the Fund and each of their officers, trustees and each person, if any, who control a Fund within the meaning of Section 15 of the 1933 Act, against any loss, liability, damages, claims or expense (including the reasonable cost of investigating or defending any alleged loss, liability, damages, claim or expense and reasonable counsel fees incurred in connection therewith) arising by reason of: (i) any person acquiring any Shares, based upon the 1933 Act, the 1940 Act or any other statute or common law, alleging: (a) any wrongful act of HCFD or any of its employees; or (b) that any sales literature, advertisements, information, statements or representations used or made by HCFD or any of its affiliates or employees or that the registration statement, prospectus, or statement of additional information (as from time to time amended) included an alleged untrue statement of a material fact or an alleged omission of a material fact required to be stated or necessary in order to make the statements not misleading, insofar as the statement or omission was made in reliance upon, and in conformity with, information furnished to a Fund by or on behalf of HCFD. In no case: (i) is the indemnity of HCFD in favor of a Fund or any person indemnified to be deemed to protect the Fund or any person against any liability to which the Fund or such person would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement; or (ii) is HCFD to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against a Fund or any person indemnified unless the Fund or person, as the case may be, shall have notified HCFD in writing of the claim promptly after the summons or other first written notification giving information of the nature of the claim shall have been served upon the Fund or any such person (or after the Fund or such person shall have received notice of service on any designated agent). However, failure to notify HCFD of any claim shall not relieve HCFD from any liability which it may have to the Fund or any person against whom the action is brought otherwise than on account of its indemnity agreement contained in this paragraph. In the case of any notice to HCFD it shall be entitled to participate, at its own expense, in the defense or, if it so elects, to assume the defense of any litigation or proceeding brought to enforce the claim, and if HCFD elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Fund, to its officers and to any controlling person(s) or any other defendant(s) in the suit covered by the indemnification set forth in this Agreement. In the event that HCFD elects to assume the defense of any litigation or proceeding and retain counsel, the Fund or controlling person(s), and any other defendant(s) in the litigation or proceeding, shall bear the fees and expense of any additional counsel retained by them. If HCFD does not elect to assume the defense of any litigation or proceeding, it will reimburse the Fund, officers or controlling person(s), or any other defendant(s) in the litigation or proceeding covered by the indemnification set forth in this Agreement, for the reasonable fees and expenses of any counsel retained by them. HCFD agrees to notify a Fund promptly of the commencement of any litigation or proceeding against it, its officers, its directors or its controlling person(s) in connection with the Fund and sale of any of the Rights.

20.	Amendments of this Agreement — No provision of this Agreement may be changed, waived, discharged or terminated except by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

21.	Supplemental Information — HCFD and the Fund shall consult with each other regarding HCFD’s performance of its obligations under this Agreement. In connection therewith, the Fund shall submit to HCFD at a reasonable time in advance of filing with the SEC reasonably final copies of any amended or supplemented registration statement (including exhibits) under the 1933 Act and the 1940 Act; provided, however, that nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time such amendments to any registration statement and/or supplements to any prospectus or statement of additional information, of whatever character, as the Fund may deem advisable, such right being in all respects absolute and unconditional.

HCFD acknowledges that the only information to be provided to it by the Fund is that contained in the registration statements, the prospectuses, the statements of additional information and reports and financial information referred to herein. Neither HCFD nor any other person is authorized by the Fund to give any information or to make any representations, other than those contained in such documents and any sales literature or advertisements specifically approved by appropriate representatives of the Fund.

22.	Term — This Agreement shall become effective as of the date executed by the parties, and shall continue until the closing of the Rights offering. This Agreement is terminable without penalty on sixty (60) days’ written notice by the Fund’s Board of Trustees, by vote of the holders of a majority of the outstanding voting securities of the Fund or by HCFD. This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act). Upon the termination of this Agreement, HCFD, at the Fund’s expense and direction, shall transfer to such successor as the Fund shall specify all relevant books, records and other data established or maintained by HCFD under this Agreement.

23.	Anti-Money Laundering — HCFD agrees to maintain an anti-money laundering program in compliance with Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT ACT) and all applicable laws and regulations promulgated thereunder. HCFD confirms that, as soon as possible, following the request from the Fund, HCFD will supply the Fund with copies of HCFD’s anti-money laundering policy and procedures, and such other relevant certifications and representations regarding such policy and procedures as the Fund may reasonably request from time to time.

24.	Notice — Any notice required or permitted to be given by either party to the other shall be deemed sufficient if sent by: (i) facsimile; or (ii) registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at the last address furnished by the other party to the party giving notice:

If to the Fund at:

Brian Mitts

200 Crescent Court, Suite 700

Dallas, TX 75201

If to HCFD at:

Brian Mitts

200 Crescent Court, Suite 700

Dallas, TX 75201

Or such other facsimile number or address as may be furnished by one party to the other.

25.	Confidential Information — HCFD, its officers, directors, employees and agents will treat confidentially and as proprietary information of the Fund all records and other information related to the Fund and to prior or present shareholders or to those persons or entities who respond to HCFD’s inquiries concerning investment in the Funds, and will not use such records and information for any purposes other than performance of its responsibilities and duties hereunder. Further, HCFD will adhere to the privacy policies adopted by the Fund pursuant to Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801, et. seq, as may be modified from time to time, and any regulations adopted thereto, including Regulation S-P, as well as with any other applicable federal or state privacy laws and regulations, including, but not limited to, the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et. seq. If HCFD is requested or required by, but not limited to, depositions, interrogatories, requests for information or documents, subpoena, civil investigation, demand or other action, proceeding or process or as otherwise required by law, statute, regulation, writ, decree or the like to disclose such information, HCFD will provide the Fund with prompt written notice of any such request or requirement so that the Fund may seek an appropriate protective order or other appropriate remedy and/or waive compliance with this provision. If such order or other remedy is not sought, or obtained, or waiver not received within a reasonable period following such notice, then HCFD may without liability hereunder, disclose to the person, entity or agency requesting or requiring the information, that portion of the information that is legally required in the reasonable opinion of HCFD’s counsel.

26.	Limitation of Liability — HCFD agrees that the obligations assumed by the Fund under this contract shall be limited in all cases to the Fund and its assets. HCFD agrees that it shall not seek satisfaction of any such obligation from the shareholders or any individual shareholder of the Fund. Nor shall HCFD seek satisfaction of any such obligation from the Trustees, officers or any individual Trustee or officer of the Fund.

Any obligations of the Fund entered into in the name or on behalf thereof by any of the Trustees or officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees or officers, shareholders, or representatives of the Fund personally, but bind only the Fund’s property, and all persons dealing with any Rights of the Fund must look solely to the Fund’s property for the enforcement of any claims against a Fund.

27.	Governing Law — This Agreement and any exhibits or schedules hereto shall be governed by, and construed in accordance with, the internal laws of the State of New York and the applicable provisions of federal law. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of federal law, the latter shall control. Each party to this Agreement hereby irrevocably consents to the jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan and the courts of the State of New York located in the County of New York in any action to enforce, interpret or construe any provision of this Agreement and waives any objection that it may have to the laying of venue in any such court or that such court is an inconvenient forum or does not have personal jurisdiction over them.

THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT THAT THEY MAY HAVE TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION, OR IN ANY LEGAL PROCEEDING, DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Notwithstanding the foregoing, if a dispute arises between parties hereto that are members of FINRA, and such parties are unable to resolve the dispute between themselves, it shall be settled by arbitration to the extent required by and in accordance with the then existing FINRA Code of Arbitration Procedure.

28.	Entire Agreement — This Agreement embodies the entire agreement and understanding between the parties relating to fees under the Agreement and supersedes all prior agreements and understandings relating to the subject matter hereof.

29.	Force Majeure. Notwithstanding any other provisions of this Agreement to the contrary, neither party shall not be responsible for delays or errors caused by acts of God or by circumstances beyond their reasonable control, provided that the party relying on this provision has adopted, implemented and appropriately maintained a commercially reasonable and regulatory compliant business continuity plan and makes reasonable efforts to mitigate damages.

30.	Miscellaneous — Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Fund has executed this instrument in its name and behalf, and HCFD has executed this instrument in its name and behalf, as of the date and year first above written.

HIGHLAND CAPITAL FUNDS		NEXPOINT ADVISORS, L.P.
DISTRIBUTOR, INC.		BY: NEXPOINT ADVISORS GP, LLC, its
general partner

By:	/s/ Eric Holt	By:	/s/ Brian Mitts
Name:	Eric Holt	Name:	Brian Mitts
Title:	Chief Compliance Officer	Title:	Executive Vice President
Date:	April 13, 2017	Date:	April 13, 2017

NEXPOINT CREDIT STRATEGIES FUND

By:	/s/ Brian Mitts
Name:	Brian Mitts
Title:	Executive Vice President, PFO and PAO
Date:	April 13, 2017